The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval
For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315
CATO REPORTS 3Q EARNINGS
Reconfirms 4Q and Updates Full Year Guidance

Charlotte, NC (November 20, 2008) – The Cato Corporation (NYSE: CTR) today reported net income of $0.8 million for the third quarter ended November 1, 2008, compared to net income of $2.9 million for the third quarter ended November 3, 2007, a decrease of 72%. Earnings per diluted share for the third quarter were $0.03, compared to $0.09 last year, a decrease of 67%. Sales for the third quarter were $179.8 million, a decrease of 1% from sales of $181.9 million last year. Comparable store sales for the quarter decreased 2%.
The Company earned net income of $29.8 million for the nine months ended November 1, 2008, compared to net income of $34.1 million for the nine months ended November 3, 2007, a decrease of 13%. Earnings per diluted share were $1.02 compared to $1.07 last year, a 5% decrease. Sales were $636.6 million for the first nine months of 2008, a 2% increase over sales of $625.0 million last year. Year-to-date comparable store sales decreased 1%.
For the quarter, the gross margin rate decreased to 29.3% versus 30.7% last year, primarily due to increased markdowns. The SG&A rate for the quarter increased slightly to 28.3% from 28.2% last year. Increases in operating costs from new stores, higher bad debt expense and costs associated with store closings were offset by the reversal of incentive compensation accrued in the first half of the year. The Company’s effective tax rate was
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

35.4% as the net effect of quarterly adjustments was lower than previously expected.
Year-to-date, the gross margin rate increased to 34.5% versus 33.3% last year due to better merchandise margins in the first half of the year which were somewhat offset by the increased markdowns in the third quarter mentioned above. The year-to-date SG&A rate increased to 26.8% from 24.8% last year primarily as a result of increased operating costs from new stores, higher medical and worker’s compensation costs, accrued incentive compensation, increased bad debt expense and the costs associated with store closings.
“Third quarter results reflect that our business remains very difficult,” commented John Cato, Chairman, President, and Chief Executive Officer. “Our results were slightly above our expectations due to non-operational items and better than expected October sales due to a favorable weather comparison. We continue to expect fourth quarter earnings per diluted share will be in the range of ($0.01) to $0.04 per diluted share versus ($0.06) last year. This estimate is based on comparable store sales in the range of down 3% to flat for the quarter. For the year, earnings per diluted share are estimated to be in the range of $1.01 to $1.06 versus $1.03 last year.”
Year-to-date, the Company has opened 57 new stores, relocated four stores, and closed 70 stores. As of November 1, 2008, the Company operated 1,305 stores in 31 states, compared to 1,321 stores in 31 states as of November 3, 2007.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion”. The Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the fourth quarter and full year and any related assumptions are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED NOVEMBER 1, 2008 AND NOVEMBER 3, 2007
(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	November 1,	%	November 3,	%	November 1,	%	November 3,	%
	2008	Sales	2007	Sales	2008	Sales	2007	Sales

REVENUES
Retail sales	$179,838	100.0%	$181,870	100.0%	$636,585	100.0%	$624,977	100.0%
Other income (principally finance, late fees and layaway charges)	2,947	1.6%	2,968	1.6%	8,895	1.4%	9,024	1.4%

Total revenues	182,785	101.6%	184,838	101.6%	645,480	101.4%	634,001	101.4%

GROSS MARGIN (Memo)	52,666	29.3%	55,790	30.7%	219,774	34.5%	207,962	33.3%

COSTS AND EXPENSES, NET
Cost of goods sold	127,172	70.7%	126,080	69.3%	416,811	65.5%	417,015	66.7%
Selling, general and administrative	50,908	28.3%	51,303	28.2%	170,804	26.8%	154,903	24.8%
Depreciation	5,614	3.1%	5,684	3.1%	16,881	2.6%	16,698	2.6%
Interest and other income	(2,183)	-1.2%	(2,176)	-1.2%	(5,792)	-0.9%	(6,385)	-1.0%

Cost and expenses, net	181,511	100.9%	180,891	99.4%	598,704	94.0%	582,231	93.1%

Income Before Income Taxes	1,274	0.7%	3,947	2.2%	46,776	7.4%	51,770	8.3%

Income Tax Expense	451	0.2%	1,011	0.6%	17,009	2.7%	17,654	2.8%

Net Income	$823	0.5%	$2,936	1.6%	$29,767	4.7%	$34,116	5.5%

Basic Earnings Per Share	$0.03		$0.09		$1.02		$1.08

Basic Weighted Average Shares	29,108,130		31,891,308		29,105,686		31,713,755

Diluted Earnings Per Share	$0.03		$0.09		$1.02		$1.07

Diluted Weighted Average Shares	29,223,218		31,988,081		29,188,880		32,020,584

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 1,	November 3,
	2008	2007	February 2,
	(Unaudited)	(Unaudited)	2008
ASSETS
Current Assets
Cash and cash equivalents	$35,959	$20,187	$21,583
Short-term investments	99,869	126,797	92,995
Accounts receivable — net	43,267	44,470	45,282
Merchandise inventories	110,282	114,066	118,679
Other current assets	14,684	14,623	14,511

Total Current Assets	304,061	320,143	293,050

Property and Equipment — net	120,859	125,377	123,190

Other Assets	4,317	4,617	4,552

TOTAL	$429,237	$450,137	$420,792

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$144,523	$126,955	$148,936

Noncurrent Liabilities	22,771	32,083	24,486

Stockholders’ Equity	261,943	291,099	247,370

TOTAL	$429,237	$450,137	$420,792